September 2005,
As amended June 30 2006

John Hancock Funds II
John Hancock Funds III
Audit Committee
Audit and Non-Audit Services Pre-Approval Policy

I. Statement of Principles

Under the Sarbanes-Oxley Act of 2002 (the “Act”), the Audit Committee of the Board of Trustees is responsible for the appointment, compensation and oversight of the services provided by the independent auditor to John Hancock Funds II and III (the “Trust”). As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the Trust’s independent auditor (the “Auditor”) in order to assure that these services do not impair the Auditor’s independence. In addition, these procedures also require the Audit Committee to pre-approve non-audit services provided by the Auditor to Manulife Financial Corporation (or any subsidiary thereof) where such services provided have a direct impact on the operations or financial reporting of the Trust as further assurance that such services do not impair the Auditor’s independence.

This Policy follows two different approaches to pre-approving services: (1) proposed services may be pre-approved (“general pre-approval”), or (2) proposed services will require specific pre-approval (“specific pre-approval”). Unless a type of service provided by the Auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee.

Exhibit I to this Policy describes the Audit, Audit-related, Tax and All Other Services that have been pre-approved by the Audit Committee. The Audit Committee will annually review these services. It is expected that such review will occur at the regularly scheduled April Audit Committee meeting.

II. Delegation

The Audit Committee may delegate pre-approval authority to its chairperson or any other member or members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next meeting following the pre-approval. If pre-approval of any services to be provided by the Auditors is required before the next regularly scheduled Audit Committee meeting, the Audit Committee hereby authorizes its chairman to provide such pre-approval.

III. Audit Services

The Trust’s annual audit services engagement scope and terms will be subject to the general pre-approval of the Audit Committee. Audit services include the annual financial statement audit and other procedures required to be performed by the independent auditor in order to be able to form an opinion on the Trust’s financial statements. The Audit services that are pre-approved are set forth in Exhibit I.

IV. Audit-related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Trust’s financial statements or that are traditionally performed by the independent auditor. The audit-related services that are pre-approved are set forth in Exhibit I.

V. Tax Services

The SEC has stated generally that an independent auditor may provide tax services to a mutual fund, such as tax compliance, tax planning and tax advice, since such services do not impair the auditor’s independence. The tax services that are pre-approved are listed in Exhibit I.

VI. All Other Services

The Audit Committee believes that other types of non-audit services are also permitted and that it may grant general pre-approval to non-audit services that it believes (a) are routine and recurring services, (b) would not impair the independence of the auditor and (c) are consistent with the Act and the rules relating thereto.

The non-audit services for which the Audit Committee has granted general pre-approval are set forth in Exhibit I.

The Auditor is permitted to assist management with internal investigations and fact-finding into alleged improprieties; however, these services are subject to specific pre-approval and engagement by the Audit Committee.

VII. Prohibited Services

Services which result in the auditor losing independence status under the rule include (1) Bookkeeping or other services related to the accounting records or financial statements of the Trust; (2) Financial information systems design and implementation; (3) Appraisal or valuation services, fairness opinions, or contribution-in-kind reports; (4) Actuarial services (ie., setting actuarial reserves versus actuarial audit work); (5) Internal audit outsourcing services; (6) Management functions or human resources; (7) Broker or dealer, investment advisor, or investment banking services; (8) Legal services and expert services unrelated to the audit; (9) Any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

VIII. Procedures

At least annually, the Trust’s Chief Financial Officer and the Auditor shall jointly submit to the Audit Committee for approval a revised EXHIBIT I. If any of the fee amounts listed on EXHIBIT I change materially subsequent to the Audit Committees approval, an updated EXHIBIT I will be presented to the Audit Committee at the next regularly scheduled meeting.

EXHIBIT I
John Hancock Funds II
John Hancock Funds III
Schedule of Audit, Audit-Related, Tax and Other Non-Audit Services
Subject to General Pre-Approval

Service		Summary of Services	Projected Fees/ Fee Cap

Audit Services

Audit	Recurring audit of financial statements of the Trust in		JHF II as of 8/31/2006
accordance with generally accepted auditing standards
	including, but not limited to:		$1,529,584 plus $139,650 out-of-pocket
expenses including non-recurring fees of
	•	Annual letter regarding the Trust’s internal control to be	$570,000 based on 49 funds approved on August
		included in the annual report to the SEC on Form N-	23, 2005.
SAR;
	•	Review of the annual poet-effective amendment to the	Actual number of funds is 59, an increase of 10.
		Trust’s registration statement on SEC Form N-1A, and	Fee increase due to scope change is $195,833
		consent to the incorporation by reference of our report	plus out-of-pocket of $28,500 (average of
		on the Trust’s financial statements in such SEC filing;	$28,500/fund for both audit and tax). There is a
	•	Review of each Trust portfolio’s tax provision and RIC	corresponding increase in non-recurring fees of
		qualification calculation	$35,000 as well.
	•	Accounting consultations and tax services required to
		perform an audit in accordance with Generally	JHF III as of 2/28/2007
Accepted Auditing Standards.
$221,540 plus $32,860 out-of-pocket expenses
including non-recurring fees of $120,800 based
on 10 funds approved on March 30, 2006.

Actual number of funds is 7, a decrease of 3. Fee
decrease due to scope change is $66,462 plus
out-of-pocket of $9,858 (average of
$32,860/fund for both audit and tax). There is a
corresponding decrease in the non-recurring fees
of $36,240 as well.

Service	Summary of Services	Projected Fees/ Fee Cap

	Other audit and special reports including, but not limited to:	Up to but not to exceed $30,000 per instance.
(was$15k)
• All services relating to any subsequent filings of
registration statements (including amendments thereto)
for the Trust with the SEC, including issuance of
auditor consents.

Audit-Related Services

Consultations	Includes consultations relating to new regulatory rules and	Up to but not to exceed $25,000 per instance
concerning accounting	guidance, unusual or non-recurring transactions and other	(was $10k)
and financial reporting	regulatory or financial reporting matters which are generally
standards	non-recurring.

Other auditing	Auditing procedures and special reports, including those	JHF II (only)
procedures and	needed for:
issuance of special	• Separate audit reports in connection with 17f-2 security	$24,500 including expenses for the required 17f-
purpose reports	counts	2 security counts

	• Various government agencies tax authorities and Fund	Up to but not to exceed $25,000 per instance
	mergers	(was $10k)

Tax Services

Tax Services	Recurring tax services including, but not limited to:	JHF II as of 8/31/2006
• Review of each Trust portfolio’s federal, and if
	applicable, state tax returns	$267,540 plus $29,726 out-of-pocket expenses
	• Review required Trust portfolio distributions to avoid	based on 49 funds approved on August 23, 2005.
excise tax and review related excise tax returns
Actual number of funds is 59, an increase of 10.
Fee increase due to scope change is $54,600 plus
out-of-pocket of $6,067 (average of
$28,500/fund for both audit and tax).

JHF III as of 2/28/2007

$66,780 plus $7,420 out-of-pocket expenses
based on 10 funds approved on March 30, 2006.

Service	Summary of Services	Projected Fees/ Fee Cap

Actual number of funds is 7, a decrease of 3. Fee
decrease due to scope change is $20,034 plus
out-of-pocket of $2,226 (average of
$32,860/fund for both audit and tax).

Consultations on various	Consultation on U.S. tax matters, such as, funs	Up to but not to exceed $30,000 per instance
tax matters	reorganizations; tax basis earnings and profits	(was $10k)
computations, evaluating the tax characteristics if certain
expenses and income items; advice on accounting methods,
timing issues, compliance matters and characterization
issues.

Other Non-Audit	Training and industry updates	Up to but not to exceed $25,000 per instance
Services		(was $5k)

Overall Cap	In addition to the per instance caps, this reflect an	Up to but not to exceed $50,000 ($100,000 with
	overall cap on the Trust.	the approval of the Chairman of the Audit
Committee)

NOTE: Fees included above have been approved by the audit committee at the August 23, 2005 and March 30, 2006 Board of Trustee meetings for JHF II/III with a fiscal year end of August 31, 2006 and JHF III with a fiscal year end of February 28, 2007.